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                                                                    EXHIBIT 12.1

                              THE LOEWEN GROUP INC.
                COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO(1)
                (IN THOUSANDS OF U.S. DOLLARS, EXCEPT RATIOS)


                                                                1996           1995           1994           1993           1992
                                                              --------       --------       --------       --------       --------

Earnings (loss) before income taxes. . . . . . . . . .       $  93,001      $(123,862)     $  58,232      $  43,896      $  31,480
                                                             ---------     ----------      ---------      ---------      ---------
Fixed charges included in earnings (loss) before
  income taxes:
    Interest on long-term debt . . . . . . . . . . . .          88,932         50,913         34,203         21,801         19,083
    Amortization of deferred finance costs . . . . . .           4,171          1,512          1,139            832            580
    Dividends on preferred securities of subsidiary. .           7,088          7,088          2,678             --             --
                                                             ---------     ----------     ----------      ---------      ---------
                                                               100,191         59,513         38,020         22,633         19,663
                                                             ---------     ----------     ----------      ---------      ---------
Earnings (loss). . . . . . . . . . . . . . . . . . . .       $ 193,192      $ (64,349)    $   96,252      $  66,529      $  51,143
                                                             =========     ==========     ==========      =========      =========


Fixed charges:
    Fixed charges included in earnings before income
      taxes. . . . . . . . . . . . . . . . . . . . . .       $ 100,191     $   59,513      $  38,020      $  22,633      $  19,663
    Capitalized interest . . . . . . . . . . . . . . .           2,092          2,722          1,128            117             --
                                                             ---------     ----------      ---------      ---------      ---------
Total fixed charges. . . . . . . . . . . . . . . . . .         102,283     $   62,235      $  39,148      $  22,750      $  19,663
                                                             =========     ==========     ==========      =========      =========

Ratio of earnings to fixed charges . . . . . . . . . .            1.9x          --(2)           2.5x           2.9x           2.6x
                                                             =========     ==========     ==========      =========      =========

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(1)  The ratios are computed on the basis of Canadian generally accepted accounting principles as presented in the Company's primary financial statements and would not materially differ under U.S. generally accepted accounting principles.
(2) The 1995 loss is not sufficient to cover fixed charges by a total of approximately $126.6 million, and as such the ratio of earnings to fixed charges has not been computed.